As filed with the Securities and Exchange Commission on May 12, 2015
Registration No. 333-203638

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Affimed N.V.
(Exact Name of Registrant as Specified in Its Charter)

The Netherlands	2834	NOT APPLICABLE
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
	Technologiepark, Im Neuenheimer Feld 582 69120 Heidelberg, Germany (+49) 6221-65307-0
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

National Corporate Research, Ltd. 10 East 40th Street New York, New York 10016 (212) 947-7200
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Richard D. Truesdell, Jr. Sophia Hudson Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017	Eric W. Blanchard Brian K. Rosenzweig Covington & Burling LLP The New York Times Building 620 Eighth Avenue New York, New York 10018

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐  __________
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒333-203638

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form F-1 (File No. 333-203638) is filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely to add a new Exhibit 5.1 to such Registration Statement. This Registration Statement shall become effective upon filing with the Commission in accordance with Rule 462(d) under the Securities Act.

As noted in the registrant's registration statement on Form F-1 filed pursuant to rule 462(b) (File No. 333-203931, the “462(b) Registration Statement”), the contents of the Registration Statement, including the exhibits thereto, were incorporated by reference into the 462(b) Registration Statement, as of the date thereof, and are hereby updated with the exhibits filed hereto.

PART II – Information not required in the prospectus

Item 8.         Exhibits

(a)      The following documents are filed as part of this registration statement:

1.1**	Form of Underwriting Agreement

3.1
Articles of Association of Affimed N.V. (incorporated by reference to exhibit 3.1 of the Affimed N.V. registration statement on Form F-1 (Registration no. 333-197097) filed with the Commission on September 17, 2014).

4.1
Registration Rights Agreement between Affimed N.V. and the shareholders listed therein (incorporated by reference to exhibit 4.1 of the Affimed N.V. report on Form 6-K (Registration no. 001-36619) filed with the Commission on September 22, 2014).

5.1	Opinion of De Brauw Blackstone Westbroek N.V., Dutch counsel of Affimed N.V., as to the validity of the common shares.

8.1**	Opinion of De Brauw Blackstone Westbroek N.V., counsel of Affimed N.V., as to Dutch tax matters.

8.2**	Opinion of Hengeler Mueller, counsel of Affimed N.V., as to German tax matters.

8.3**	Opinion of Davis Polk & Wardwell LLP, as to U.S. tax matters.

10.1†
License Agreement, dated September 29, 2006 between Affimed Therapeutics AG and XOMA Ireland Limited (incorporated by reference to exhibit 10.1 of the Affimed N.V. registration statement on Form F-1 (Registration no. 333-197097) filed with the Commission on June 27, 2014).

10.2†
License Agreement, dated March 8, 2001 between Affimed Therapeutics AG and Deutsches Krebsforschungszentrum (DKFZ) (incorporated by reference to exhibit 10.2 of the Affimed N.V. registration statement on Form F-1 (Registration no. 333-197097) filed with the Commission on June 27, 2014).

10.3
Memorandum of Clarification of License Agreement Signed Between Affimed Therapeutics AG and Deutsches Krebsforschungszentrum (DKFZ), dated March 8, 2001 (incorporated by reference to exhibit 10.3 of the Affimed N.V. registration statement on Form F-1 (Registration no. 333-197097) filed with the Commission on June 27, 2014).

10.4†
Amendment to License Agreement, dated June 13, 2006 between Affimed Therapeutics AG and Deutsches Krebsforschungszentrum (DKFZ) (incorporated by reference to exhibit 10.4 of the Affimed N.V. registration statement on Form F-1 (Registration no. 333-197097) filed with the Commission on June 27, 2014).

10.5†
Amended and Restated License and Development Agreement dated July 11, 2013 between Affimed Therapeutics AG and Amphivena Therapeutics, Inc. (incorporated by reference to exhibit 4.5 of the Affimed N.V. Form 20-F (Registration no. 001-36619) filed with the Commission on March 25, 2015).

10.6†
Research Funding Agreement dated August 15, 2013 between Affimed Therapeutics AG and The Leukemia and Lymphoma Society (incorporated by reference to exhibit 10.6 of the Affimed N.V. registration statement on Form F-1 (Registration no. 333-197097) filed with the Commission on June 27, 2014).

10.7†
Amendment No. 1 to the Research Funding Agreement, dated April 29, 2014 between Affimed Therapeutics AG and The Leukemia and Lymphoma Society (incorporated by reference to exhibit 10.7 of the Affimed N.V. registration statement on Form F-1 (Registration no. 333-197097) filed with the Commission on June 27, 2014).

10.8
English language summary of Lease Agreement, dated September 19, 2000 and amendments thereto between Affimed Therapeutics AG and Technologiepark Heidelberg II GmbH & Co. KG (incorporated by reference to exhibit 10.8 of the Affimed N.V. registration statement on Form F-1 (Registration no. 333-197097) filed with the Commission on June 27, 2014).

10.9
Lease Contract dated October 1, 2009, between Abcheck s.r.o. and Vedeckotechnický park Plzen a.s. (incorporated by reference to exhibit 10.9 of the Affimed N.V. registration statement on Form F-1 (Registration no. 333-197097) filed with the Commission on June 27, 2014).

10.10
Amendment No. 4 to Lease Contract dated October 1, 2009, between Abcheck s.r.o. and Vedeckotechnický park Plzeñ a.s., dated June 30, 2011 (incorporated by reference to exhibit 10.10 of the Affimed N.V. registration statement on Form F-1 (Registration no. 333-197097) filed with the Commission on June 27, 2014).

10.11
Amendment No. 5 to Lease Contract dated October 1, 2009, between Abcheck s.r.o. and Vedeckotechnický park Plzeñ a.s., dated November 14, 2012 (incorporated by reference to exhibit 10.11 of the Affimed N.V. registration statement on Form F-1 (Registration no. 333-197097) filed with the Commission on June 27, 2014).

10.12
Investment Agreement Series D Round of Financing, Affimed Therapeutics AG, Heidelberg, Germany, dated September 24, 2012 (incorporated by reference to exhibit 10.12 of the Affimed N.V. registration statement on Form F-1 (Registration no. 333-197097) filed with the Commission on August 19, 2014).

10.13
Investment Agreement Pre-IPO Financing, Affimed Therapeutics AG, Heidelberg, Germany, dated June 24, 2014 (incorporated by reference to exhibit 10.13 of the Affimed N.V. registration statement on Form F-1 (Registration no. 333-197097) filed with the Commission on August 19, 2014).

10.14
Convertible Bridge Loan Agreement, dated June 28, 2013 by and between the shareholders party thereto and Affimed Therapeutics AG (incorporated by reference to exhibit 10.14 of the Affimed N.V. registration statement on Form F-1 (Registration no. 333-197097) filed with the Commission on August 19, 2014).

10.15
Amendment to Investment Agreement Pre-IPO Financing, Affimed Therapeutics AG, Heidelberg, Germany (incorporated by reference to exhibit 10.15 of the Affimed N.V. registration statement on Form F-1 (Registration no. 333-197097) filed with the Commission on August 19, 2014).

10.16
Form of Supervisory Director and Managing Director Indemnification Agreement (incorporated by reference to exhibit 10.16 of the Affimed N.V. registration statement on Form F-1 (Registration no. 333-197097) filed with the Commission on August 19, 2014).

10.17
Term Facility Agreement between Affimed Therapeutics AG and PCOF 1, LLC dated as of 24 July 2014 (incorporated by reference to exhibit 10.17 of the Affimed N.V. registration statement on Form F-1 (Registration no. 333-197097) filed with the Commission on August 19, 2014).

21.1	List of subsidiaries (incorporated by reference to exhibit 8.1 of the Affimed N.V. Annual Report on Form 20-F (File no. 001-36619) filed with the Commission on March 25, 2015).

23.1*	Consent of KPMG AG Wirtschaftsprüfungsgesellschaft, independent registered public accounting firm

23.2**	Consent of De Brauw Blackstone Westbroek N.V. (included in Exhibit 5.1)

23.3**	Consent of De Brauw Blackstone Westbroek N.V. (included in Exhibit 8.1)

23.4**	Consent of Hengeler Mueller (included in Exhibit 8.2)

23.5**	Consent of Davis Polk & Wardwell LLP (included in Exhibit 8.3)

24.1*	Powers of attorney (included on signature page to the registration statement)

*	Filed as part of this registration statement on Form F-1 (Registration no. 333-203638) on April 24, 2015.

†	Confidential treatment requested as to portions of the exhibit. Confidential materials omitted and filed separately with the Securities and Exchange Commission.

**	Filed as part of this registration statement on Form F-1 (Registration no. 333-203638) on May 4, 2015.

(b)      Financial Statement Schedules

None.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Heidelberg, Germany on May 12, 2015.

Affimed N.V.
By:	/s/ Adi Hoess
	Name:	Adi Hoess
	Title:	Chief Executive Officer

By:	/s/ Florian Fischer
	Name:	Florian Fischer
	Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons on May 12, 2015 in the capacities indicated:

Name	Title
/s/ Adi Hoess	Chief Executive Officer (principal executive officer)
Adi Hoess
/s/ Florian Fischer	Chief Financial Officer (principal financial officer and principal accounting officer)
Florian Fischer
*	Chairman
Thomas Hecht
*	Director
Berndt Modig
*	Director
Frank Mühlenbeck
*	Director
Michael B. Sheffery
*	Director
Richard B. Stead
*	Director
Ferdinand Verdonck
*	Authorized Representative in the United States
Colleen A. DeVries SVP of National Corporate Research, Ltd.

*By:	/s/ Florian Fischer
Name:	Florian Fischer
Title:	Attorney-in-fact

Exhibit index

The following documents are filed as part of this registration statement:
1.1**	Form of Underwriting Agreement

3.1
Articles of Association of Affimed N.V. (incorporated by reference to exhibit 3.1 of the Affimed N.V. registration statement on Form F-1 (Registration no. 333-197097) filed with the Commission on September 17, 2014).

4.1
Registration Rights Agreement between Affimed N.V. and the shareholders listed therein (incorporated by reference to exhibit 4.1 of the Affimed N.V. report on Form 6-K (Registration no. 001-36619) filed with the Commission on September 22, 2014).

5.1	Opinion of De Brauw Blackstone Westbroek N.V., Dutch counsel of Affimed N.V., as to the validity of the common shares.

8.1**	Opinion of De Brauw Blackstone Westbroek N.V., counsel of Affimed N.V., as to Dutch tax matters.

8.2**	Opinion of Hengeler Mueller, counsel of Affimed N.V., as to German tax matters.

8.3**	Opinion of Davis Polk & Wardwell LLP, as to U.S. tax matters.

10.1†
License Agreement, dated September 29, 2006 between Affimed Therapeutics AG and XOMA Ireland Limited (incorporated by reference to exhibit 10.1 of the Affimed N.V. registration statement on Form F-1 (Registration no. 333-197097) filed with the Commission on June 27, 2014).

10.2†
License Agreement, dated March 8, 2001 between Affimed Therapeutics AG and Deutsches Krebsforschungszentrum (DKFZ) (incorporated by reference to exhibit 10.2 of the Affimed N.V. registration statement on Form F-1 (Registration no. 333-197097) filed with the Commission on June 27, 2014).

10.3
Memorandum of Clarification of License Agreement Signed Between Affimed Therapeutics AG and Deutsches Krebsforschungszentrum (DKFZ), dated March 8, 2001 (incorporated by reference to exhibit 10.3 of the Affimed N.V. registration statement on Form F-1 (Registration no. 333-197097) filed with the Commission on June 27, 2014).

10.4†
Amendment to License Agreement, dated June 13, 2006 between Affimed Therapeutics AG and Deutsches Krebsforschungszentrum (DKFZ) (incorporated by reference to exhibit 10.4 of the Affimed N.V. registration statement on Form F-1 (Registration no. 333-197097) filed with the Commission on June 27, 2014).

10.5†
Amended and Restated License and Development Agreement dated July 11, 2013 between Affimed Therapeutics AG and Amphivena Therapeutics, Inc. (incorporated by reference to exhibit 4.5 of the Affimed N.V. Form 20-F (Registration no. 001-36619) filed with the Commission on March 25, 2015).

10.6†
Research Funding Agreement dated August 15, 2013 between Affimed Therapeutics AG and The Leukemia and Lymphoma Society (incorporated by reference to exhibit 10.6 of the Affimed N.V. registration statement on Form F-1 (Registration no. 333-197097) filed with the Commission on June 27, 2014).

10.7†
Amendment No. 1 to the Research Funding Agreement, dated April 29, 2014 between Affimed Therapeutics AG and The Leukemia and Lymphoma Society (incorporated by reference to exhibit 10.7 of the Affimed N.V. registration statement on Form F-1 (Registration no. 333-197097) filed with the Commission on June 27, 2014).

10.8
English language summary of Lease Agreement, dated September 19, 2000 and amendments thereto between Affimed Therapeutics AG and Technologiepark Heidelberg II GmbH & Co. KG (incorporated by reference to exhibit 10.8 of the Affimed N.V. registration statement on Form F-1 (Registration no. 333-197097) filed with the Commission on June 27, 2014).

10.9
Lease Contract dated October 1, 2009, between Abcheck s.r.o. and Vedeckotechnický park Plzen a.s. (incorporated by reference to exhibit 10.9 of the Affimed N.V. registration statement on Form F-1 (Registration no. 333-197097) filed with the Commission on June 27, 2014).

10.10
Amendment No. 4 to Lease Contract dated October 1, 2009, between Abcheck s.r.o. and Vedeckotechnický park Plzeñ a.s., dated June 30, 2011 (incorporated by reference to exhibit 10.10 of the Affimed N.V. registration statement on Form F-1 (Registration no. 333-197097) filed with the Commission on June 27, 2014).

10.11
Amendment No. 5 to Lease Contract dated October 1, 2009, between Abcheck s.r.o. and Vedeckotechnický park Plzeñ a.s., dated November 14, 2012 (incorporated by reference to exhibit 10.11 of the Affimed N.V. registration statement on Form F-1 (Registration no. 333-197097) filed with the Commission on June 27, 2014).

10.12
Investment Agreement Series D Round of Financing, Affimed Therapeutics AG, Heidelberg, Germany, dated September 24, 2012 (incorporated by reference to exhibit 10.12 of the Affimed N.V. registration statement on Form F-1 (Registration no. 333-197097) filed with the Commission on August 19, 2014).

10.13
Investment Agreement Pre-IPO Financing, Affimed Therapeutics AG, Heidelberg, Germany, dated June 24, 2014 (incorporated by reference to exhibit 10.13 of the Affimed N.V. registration statement on Form F-1 (Registration no. 333-197097) filed with the Commission on August 19, 2014).

10.14
Convertible Bridge Loan Agreement, dated June 28, 2013 by and between the shareholders party thereto and Affimed Therapeutics AG (incorporated by reference to exhibit 10.14 of the Affimed N.V. registration statement on Form F-1 (Registration no. 333-197097) filed with the Commission on August 19, 2014).

10.15
Amendment to Investment Agreement Pre-IPO Financing, Affimed Therapeutics AG, Heidelberg, Germany (incorporated by reference to exhibit 10.15 of the Affimed N.V. registration statement on Form F-1 (Registration no. 333-197097) filed with the Commission on August 19, 2014).

10.16
Form of Supervisory Director and Managing Director Indemnification Agreement (incorporated by reference to exhibit 10.16 of the Affimed N.V. registration statement on Form F-1 (Registration no. 333-197097) filed with the Commission on August 19, 2014).

10.17
Term Facility Agreement between Affimed Therapeutics AG and PCOF 1, LLC dated as of 24 July 2014 (incorporated by reference to exhibit 10.17 of the Affimed N.V. registration statement on Form F-1 (Registration no. 333-197097) filed with the Commission on August 19, 2014).

21.1	List of subsidiaries (incorporated by reference to exhibit 8.1 of the Affimed N.V. Annual Report on Form 20-F (File no. 001-36619) filed with the Commission on March 25, 2015).

23.1*	Consent of KPMG AG Wirtschaftsprüfungsgesellschaft, independent registered public accounting firm

23.2**	Consent of De Brauw Blackstone Westbroek N.V. (included in Exhibit 5.1)

23.3**	Consent of De Brauw Blackstone Westbroek N.V. (included in Exhibit 8.1)

23.4**	Consent of Hengeler Mueller (included in Exhibit 8.2)

23.5**	Consent of Davis Polk & Wardwell LLP (included in Exhibit 8.3)

24.1*	Powers of attorney (included on signature page to the registration statement)

*	Filed as part of this registration statement on Form F-1 (Registration no. 333-203638) on April 24, 2015.

†	Confidential treatment requested as to portions of the exhibit. Confidential materials omitted and filed separately with the Securities and Exchange Commission.

**	Filed as part of this registration statement on Form F-1 (Registration no. 333-203638) on May 4, 2015.